Exhibit 99.1

Contact: Randall L. Herrel, Sr. – President and CEO
(760) 929-6142
Peter S. Case – Executive Vice President and CFO
(760) 929-4640

Investor Relations: Sean Collins — Partner
CCG Investor Relations and Strategic Communications
(310) 231-8600. ext. 202

ASHWORTH, INC. ANNOUNCES APPOINTMENT OF A NEW DIRECTOR

CARLSBAD, CALIFORNIA, November 1, 2005 – Ashworth, Inc. (NASDAQ: ASHW), a leading designer of golf-inspired lifestyle sportswear, today announced that on October 26, 2005 the Board of Directors of Ashworth, Inc. (the “Board”) appointed a new outside director to the Company’s Board effective December 12, 2005.

On October 26, 2005, the Company’s Board approved the appointment of Mr. John W. Richardson to serve as director effective December 12, 2005. Mr. Richardson will stand for election at the Company’s Annual Meeting of Stockholders scheduled for March 2006. The Company’s Corporate Governance and Nominating Committee is in the process of searching for three or four directors who possess the desired skill sets designed to enhance the diversity of experience on the Company’ Board of Directors. Mr. Richardson brings to the Board several of the desired skill sets. First, Mr. Richardson has extensive finance-related experience, qualifies as an “audit committee financial expert” and brings to the Board a wealth of knowledge in the area of Sarbanes-Oxley compliance in today’s environment. Second, he has Fortune 500 public company experience, and third, he has international experience.

Mr. Richardson, 60, is the Senior Vice President, Controller and Chief Accounting Officer of Qwest Communications International (“Qwest”), a world wide provider of a variety of telecommunications services. From October 2002 to April 2003, Mr. Richardson was an independent consultant. In October 2002 Mr. Richardson retired from Goodyear Tire & Rubber Company (“Goodyear”), a worldwide manufacturer of tires, engineered products and chemicals where he served as the Vice President of Finance for its North American Tire business unit from 1999 to 2002. Mr. Richardson has a broad variety of international experience from his work with Goodyear where he held general management and financial positions within their operations in Great Britain and Ohio from 1967 to 1999. Mr. Richardson holds a Certified Public Accountant license from the State of Ohio (inactive) and received a B.B.A. degree from Ohio University in 1967.

To accommodate the election of Mr. Richardson, the Board also adopted a resolution to increase the authorized number of directors on the Board. Effective as of December 12, 2005, the exact number of directors of the Company was increased from five to six.

After the appointment of Mr. Richardson, the Board will have six directors comprised of five independent directors (as determined in accordance with NASDAQ’s independence requirements) and one employee director.

There are no arrangements or understandings pursuant to which Mr. Richardson was selected as a director of the Company. Mr. Richardson does not have any relationship or related transaction with the Company that would require disclosure pursuant to Item 404(a) of Securities and Exchange Commission Regulation S-K.

Mr. Richardson has not yet been appointed to serve on any Board committees and such appointment is expected to be made when he joins the Board for his first Board meeting in December.

Ashworth, Inc. is a designer of men’s and women’s golf-inspired lifestyle sportswear distributed domestically and internationally in golf pro shops, resorts, upscale department and specialty stores and to corporate customers. Ashworth products include three main brand extensions. Ashworth CollectionTM is a range of upscale sportswear designed to be worn on and off course. Ashworth AuthenticsTM showcases popular items from the Ashworth line. Ashworth Weather Systems® utilizes technology to create a balance between fashion and function in a variety of climatic conditions. Callaway Golf is a trademark of Callaway Golf Company. Ashworth, Inc., 2765 Loker Avenue West, Carlsbad, CA 92008 is an Official Licensee of Callaway Golf Company.

In July 2004, Ashworth, Inc. acquired Gekko Brands, LLC (“Gekko”), a leading designer, producer and distributor of headwear and apparel under The Game® and Kudzu® brands. This strategic acquisition provides opportunity for additional growth in three new, quality channels of distribution for the Ashworth® and Callaway Golf apparel brands as well as further growth from The Game and Kudzu brands’ sales into the Company’s three traditional distribution channels. The Game brand products are marketed primarily under licenses to over 1,000 colleges and universities, as well as to the PGA TOUR, resorts, entertainment complexes and sporting goods dealers that serve the high school and college markets. The Game brand is one of the leading headwear brands in the College/Bookstore distribution channel. The Kudzu brand products are sold into the NASCAR/racing markets and through outdoor sports distribution channels, including fishing and hunting.

To learn more, please visit our Web site at www.ashworthinc.com.

This press release contains forward-looking statements related to the Company’s market position, finances, operating results, marketing plans and strategies. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. These statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks include the timely development and acceptance of new products, as well as strategic alliances, the integration of the Company’s recent acquisition, the impact of competitive products and pricing, the success of the Callaway Golf apparel product line, the preliminary nature of bookings information, the ongoing risk of excess or obsolete inventory, potential inadequacy of booked reserves, the successful operation of the new distribution facility in Oceanside, CA, and other risks described in Ashworth, Inc.’s SEC reports, including the report on Form 10-K for the year ended October 31, 2004 and Form 10-Q’s filed thereafter. The Company undertakes no obligation to publicly release the results of any revision of the forward-looking statements.

CONTACT INFORMATION:
Ashworth, Inc.
Randall L. Herrel, Sr., 760-929-6142
Peter S. Case, 760-929-4640
or
CCG Investor Relations and Strategic Communications
Sean Collins, (310)-231-8600, ext. 202 (Investor Relations)

# # #